GREAT-WEST
LIFECO INC

RELEASE

TSX:GWO

Readers are referred to the cautionary note regarding Forward-Looking information at the end of this Release.

Great-West Lifeco’s U.S. subsidiary announces agreement to acquire

401(k) retirement plan business

Transaction will add approximately 195,000 participants

and $9 billion USD in plan assets

Winnipeg, Nov. 30, 2006 . . . Great-West Lifeco Inc. today announced that its U.S. subsidiary, Great-West Life & Annuity Insurance Company, has reached an agreement to acquire the bundled, full-service, defined contribution – primarily 401(k) – business from U.S. Bank.

The agreement includes the transfer of nearly 1,900 daily valuation and balance-forward plans, representing approximately 195,000 participants and more than $9 billion USD in retirement plan assets. The transaction is scheduled to close at the end of 2006, subject to regulatory approval in the U.S. Lifeco expects the transaction will be accretive to earnings in 2007 and subsequent years.

“This acquisition moves us significantly closer to our goal of becoming one of the top retirement plan providers in the United States,” said Raymond L. McFeetors, President and Chief Executive Officer of Lifeco. “It further enhances our presence in the corporate retirement plan marketplace, where we’ve earned a reputation as an innovative and growing player.”

“We will be retaining the U.S. Bank relationship managers, sales and client service specialists,” said McFeetors, “so clients will transition to the Great-West platform with their service team intact, which will be of significant benefit to them.”

Additionally, Great-West Life & Annuity and U.S. Bank will establish a preferred provider relationship to support the ongoing 401(k) needs of U.S. Bank customers.

In addition to its full-service 401(k) business, Great-West Life & Annuity provides a range of retirement products and services to the corporate, government, healthcare and education markets, and to institutional clients.

Last month Great-West Life & Annuity closed on its agreement to acquire from Metropolitan Life Insurance Company and its affiliates, several parts of their full service-bundled small and midsize 401(k) as well as some defined benefit plan business. Following this latest transaction with U.S. Bank, Great-West Life & Annuity will provide products and services for 401(k), 401(a), 403(b), and 457 retirement plans, to approximately 21,000 plans representing nearly 3.5 million participants in the U.S. with more than $104 billion USD in assets.

Products and services are provided by Great-West Life & Annuity Insurance Company, FASCore LLC, and First Great-West Life & Annuity Insurance Company and their subsidiaries and affiliates. Insurance products and related services are sold in New York State by First Great-West Life & Annuity Insurance Company of White Plains, New York.

Great-West Life & Annuity Insurance Company, headquartered in metro Denver, serves its customers through a full range of retirement savings products and services, annuities, life and disability insurance and health care plans. It is an indirect, wholly owned subsidiary of Great-West Lifeco Inc. and a member of the Power Financial Corporation group of companies.

Great-West Lifeco Inc. (TSX:GWO) is a financial services holding company with interests in the life insurance, health insurance, retirement savings, and reinsurance businesses. Lifeco has operations in Canada, the United States and Europe through The Great-West Life Assurance Company, London Life Insurance Company, The Canada Life Assurance Company and Great-West Life & Annuity Insurance Company. Lifeco and its companies have $191 billion in assets under administration. Great-West Lifeco is a member of the Power Financial Corporation group of companies.

Forward-Looking Information

This release contains some forward-looking statements about the Company, including its business operations, strategy and expected financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” or negative versions thereof and similar expressions. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company action, including statements made in this release by the Company in regards to the expected closing of the transaction with U.S. Bank, and the expectation that the transaction will be accretive to earnings in 2007 and subsequent years, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the insurance industry generally. They are not guarantees of future performance, and actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as sales levels, premium income, fee income, expense levels, mortality experience, morbidity experience, policy lapse rates and taxes, as well as general economic, political and market factors in North America and internationally, interest and foreign exchange rates, global equity and capital markets, business competition, technological change, changes in government regulations, unexpected judicial or regulatory proceedings, catastrophic events, and the Company's ability to complete strategic transactions and integrate acquisitions. The reader is cautioned that the foregoing list of important factors is not exhaustive, and there may be other factors listed in other filings with securities regulators, including factors set out under “Risk Management and Control Practices” in the Company’s Management Discussion and Analysis, which, along with other filings, is available for review at www.sedar.com. The reader is also cautioned to consider these and other factors carefully and to not place undue reliance on forward-looking statements. Other than as specifically required by applicable law, the Company has no intention to update any forward-looking statements whether as a result of new information, future events or otherwise.

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For more information contact:
In Canada	In the United States
Marlene Klassen, APR, FLMI	Lisa Gigax
Great-West Lifeco	Great-West Life & Annuity Insurance Company
Director, Media & Public Relations	Director, Corporate Affairs
(204) 946-7705	(303) 737-6290